Shareholder Letter Q4 2025 J O B Y A V IA T IO N F E B R U A R Y 2 5 , 2 0 2 6 J O B Y A V IA T IO N .C O M

Highlights Turbine electric demonstrator aircraft completes first flight First FAA-conforming aircraft for TIA set to fly shortly $1.4B in cash and short-term investments as of Q4 2025, plus additional net $1.2B received in February First passengers expected in 2026 Record 18 point increase in FAA progress on fourth stage of certification Plans to double production capacity in 2027 Joby AviationQ4 2025 Shareholder Letter February 25, 2026 2

# Certification Progress

**WE CONTINUE TO MAKE EXCELLENT PROGRESS** toward certifying our aircraft, posting record progress on the FAA side of the fourth stage of certification, which moved forward by 18 points. This progress is indicative of the continued support we see from the FAA and the U.S. government more broadly.

Our first FAA-conforming aircraft for TIA is set to fly shortly, with all of the aircraft required for Type Inspection Authorization now in production, supported by a robust ground and flight test program that saw Joby's electric air taxi fly more than 9,000 miles in 2025.

FAA pilots are expected to fly the aircraft later this year as part of "for credit" testing, with the data collected during these flights used to support the issuance of a Type Certificate.

DATA AS OF FEB 20, 2026


STAGE 1
Certification Basis
JOBY 100%
FAA 100%
STAGE 2
Means of Compliance
97%
97%
STAGE 3
Certification Plans
100%
100%
STAGE 4
Testing & Analysis
80%
73%
STAGE 5
Show & Verify
12%
4%

Percentage completion may fluctuate mildly through the course of certification as documents are edited and resubmitted. Data as of Feb 20, 2026. It is typical for a small portion of the Means of Compliance to remain open in order to address minor design changes and improvements that may occur later in the process. We therefore consider the second stage essentially complete.

Joby's first FAA-conforming aircraft for TIA completing ground testing at Marina Airport, CA.


N547JX
EXPERIMENTAL

Q4 2025 Shareholder Letter February 25, 2026 Joby Aviation 3

WE RECENTLY ANNOUNCED the first four vertiports in our Dubai network, as we prepare to carry our first passengers later this year. Construction is already well underway at Dubai International Airport (DXB) and the American University of Dubai, with landing sites at Palm Jumeirah and Dubai Mall set to complete our initial network. Operations are also expected to begin in the U.S. this year, with the White House-backed eVTOL Integration Pilot Program (eIPP) set to select at least five sites for mature eVTOL aircraft to begin operating ahead of Type Certification. In December, we welcomed the U.S. Department of Transportation’s Advanced Air Mobility (AAM) National Strategy, which provides a clear policy roadmap for AAM deployment, and earlier this month we completed a 32-mile flight from our facility in Marina across the Monterey Bay to our original home in the Santa Cruz Mountains, highlighting the maturity of our operations. We continue to work closely with our go-to-market partners as we prepare for launch, and recently released details of how Joby will be integrated into the Uber app, providing customers with seamless end-to- end journeys. In preparation for commercial operations, we took delivery of the first of two flight simulators developed in partnership with CAE. The simulators are scheduled to be qualified amongst the highest FAA classifications for flight simulation, delivering the same ultra-realistic environment used to train pilots for the world’s leading airlines. Preparing for Early Operations Joby AviationQ4 2025 Shareholder Letter February 25, 2026 4 Top: An illustration of how Joby’s service could be integrated into the Uber app. Bottom: Construction of the world’s first purpose-built vertiport at Dubai International Airport  is underway.

Joby AviationQ4 2025 Shareholder Letter February 25, 2026 5 AMIDST UNPRECEDENTED GLOBAL SUPPORT for advanced air mobility, we announced our intention to double manufacturing capacity from two to four aircraft per month in 2027. Alongside strong governmental support for the launch of operations this year in Dubai and in the U.S., via the eIPP program, we also disclosed more than $1 billion in potential aircraft and service sales last year. To support this growth, we signed an agreement to acquire a manufacturing facility in the Dayton, Ohio area, spanning more than 700,000 square feet. Operations at the facility —which is ready for immediate use — are expected to begin this year. The site complements our existing production facilities in California and Ohio, where we have already begun procurement of the capital equipment required to reach our goal of doubling manufacturing capacity in 2027 and are hiring to support round-the-clock manufacturing operations. Doubling Production Joby’s new facility in the Dayton, Ohio area will support Joby’s plans to scale production.

WE CONTINUE TO SEE SIGNIFICANT DEMAND for our product across the globe and during the quarter we signed a range of deals that will support early operations in key markets. In the U.S., we announced a partnership with Metropolis Technologies, Inc., to develop 25 vertiports across the U.S., utilizing Metropolis’ extensive network of parking locations. In the Kingdom of Saudi Arabia, we announced plans for the rapid deployment of our aircraft, working alongside the General Authority of Civil Aviation (GACA) to utilize the FAA’s certification standards as a foundation to create a streamlined approval process for our aircraft. We also signed a memorandum of understanding with Red Sea Global and The Helicopter Company that includes plans for Joby to complete pre-commercial evaluation flights in the first half of 2026, with charging, airspace integration and ground communications. In Japan, we completed a flight demonstration at Toyota’s Fuji Speedway site near Mount Fuji, as part of the company’s World Arigato Fest 2025, and are participating in a consortium led by Nomura Real Estate that was selected by the Tokyo Metropolitan Government for their eVTOL implementation project, a multi-year plan to make commercial electric air taxi service a reality by 2030. In Kazakhstan, we signed a letter of intent to sell aircraft and services valued at up to $250 million. The agreement, which includes pre-delivery payments, is being supported by a parallel memorandum of understanding between Joby and the Ministry of Artificial Intelligence and Digital Development (MAIDD) of the Republic of Kazakhstan. Unprecedented Global Demand Joby AviationQ4 2025 Shareholder Letter February 25, 2026 6

# Hybrid Demonstrator Flies

**OUR TURBINE ELECTRIC, AUTONOMOUS VTOL** aircraft flew for the first time, just three months after we announced the aircraft concept alongside a new partnership with L3Harris Technologies. The demonstrator builds on our fully-electric air taxi platform and integrates a hybrid turbine powertrain along with our SuperPilot™ autonomy stack to deliver greater range and payload capability.

Potential applications for the aircraft include longer range air taxi services, as well as sales to civilian, commercial and defense customers. L3Harris plans to equip the hybrid aircraft to address defense applications, such as contested logistics, "loyal wingman" operations and low altitude support, building on their proven expertise on platform missionization.

The aircraft is continuing with ground and flight testing, ahead of taking part in operational demonstrations with government customers, planned for 2026.



N5421A
S4-T
HYBRID VTOL
EXPERIMENTAL

Q4 2025 Shareholder Letter February 25, 2026 Joby Aviation 7

Celebrating the launch of propeller production at our facility in Ohio.


Joby
ELECTRIC AIR TAXI

The Dubai Mall is set to host one of the first vertiports in Joby's Dubai network.



We were honored to have a special visit from US Air Force Colonel Merryl Tengesdal, the first Black woman to fly the U-2 spy plane.



Visitors watching a Joby aircraft demonstration during the Dubai Airshow.


N545JX

Joby's aircraft flying across the Californian countryside en route to the Santa Cruz Mountains.

Q4 2025 Shareholder Letter February 25, 2026 Joby Aviation 8

Chris Shay of the San Jose Sharks and Matt Mahan, Mayor of San Jose, visit Joby’s stand at the San Jose Super Bowl LX street party. We partnered with Uber to introduce our combined service to future customers in San Francisco, ahead of Super Bowl LX. We welcomed more than 1,000 of our team members and their families to Marina for Joby Family Day. Toyota Chairman Akio Toyoda visits Joby’s mockup aircraft in Tokyo. We celebrated the launch of the U.S. Department of Transportation’s AAM National Strategy alongside Transportation Secretary Sean Duffy. The next generation of leaders from the U.S. Air Force Test Pilot School visit Joby. Joby AviationQ4 2025 Shareholder Letter February 25, 2026 9

Financial Updates Joby AviationQ4 2025 Shareholder Letter February 25, 2026 10

Fourth Quarter 2025 Financial Summary IN THE FOURTH QUARTER OF 2025, revenue totaled $30.8 million. Our net loss of $121.5 million primarily reflected a net operating loss of $206.8 million and other income of $86.3 million. Operating expenses for the quarter totaled $237.6 million and reflected costs to support certification and manufacturing of our aircraft and costs associated with the acquisition and operation of Blade’s passenger business. Expenses included stock-based compensation of $41.4 million and depreciation and amortization of $11.1 million. Other gains reflected the non-cash revaluation of warrants, earnout shares and contingent consideration of $72.6 million and interest and other income of $13.7 million. Net loss in the fourth quarter of 2025 decreased by $124.7 million compared with the net loss in the fourth quarter of 2024. The lower net loss compared with 2024 primarily reflected the non-cash favorable revaluation of warrants, earnout shares and contingent consideration, and higher interest and other income. Compared with the third quarter of 2025, our fourth quarter net loss decreased by $279.7 million. Other income was $305.8 million higher than the prior quarter, primarily reflecting a favorable non-cash revaluation gain on our warrants, earnout shares and contingent consideration. The higher loss from operations of $25.1 million compared with the third quarter of 2025 primarily reflected increased personnel and operating expenses as we grew the team to support certification and manufacturing and Blade operations costs partially offset by higher revenue from Blade. Adjusted EBITDA in the fourth quarter of 2025 was a loss of $154.1 million, primarily reflecting employee costs and support associated with the development, certification and manufacturing of the aircraft and operations of Blade. The adjusted EBITDA loss was $35.4 million higher than in the fourth quarter of 2024 and $21.3 million higher than the prior quarter. Adjusted EBITDA is a non-GAAP metric defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, acquisition transaction costs, and other income or costs which are not directly related to ongoing core operations. Please see the section titled “Non-GAAP Financial Measures” for a reconciliation of Net Income to Adjusted EBITDA. We ended the fourth quarter of 2025 with $1.41 billion in cash, cash equivalents, and investments in marketable securities. During 2025, our use of cash, cash equivalents and short-term investments, excluding money raised from equity financings, was $539 million. As we progress toward certification of our eVTOL aircraft, expansion of our manufacturing scale and advancing our commercialization efforts, we estimate that our use of cash, cash equivalents and short-term investments through the first half of 2026 will be between $340 million and $370 million, excluding approximately $33 million for the one-time purchase of a building in Ohio that we plan to use for manufacturing. We expect full year 2026 total revenue in the range of $105 million to $115 million. Subsequent to the end of Q4 2025, we completed underwritten equity and convertible debt offerings, attracting participation from both existing and new shareholders. We are honored by the continued support of Baillie Gifford and funds and accounts managed by Counterpoint Global (Morgan Stanley Investment Management), whose tenured teams and long-term investment approaches align with Joby’s position as a next-generation aviation company. Net proceeds from the concurrent offerings were approximately $1.2 billion. Joby AviationQ4 2025 Shareholder Letter February 25, 2026 11

# Consolidated Statement of Operations

**JOBY AVIATION, INC. AND SUBSIDIARIES**

Unaudited (in thousands, except share and per share data)

| | Three months ended December 31, | | Year ended December 31, | |
|---|---|---|---|---|
| | 2025 | 2024 | 2025 | 2024 |
| Revenue | $ 30,836 | $ 55 | $ 53,425 | $ 136 |
| Operating expenses: | | | | |
| Cost of Revenue | 19,258 | 22 | 29,328 | 67 |
| Research and development | 161,264 | 122,385 | 581,101 | 477,156 |
| Selling, general and administrative | 57,090 | 27,523 | 162,587 | 119,667 |
| Total operating expenses | 237,612 | 149,930 | 773,016 | 596,890 |
| Loss from operations | (206,776) | (149,875) | (719,591) | (596,754) |
| Interest and other income, net | 13,744 | 9,784 | 43,164 | 42,822 |
| Loss on common stock issuance in private placement | — | — | (40,258) | — |
| Gain (Loss) from change in fair value of warrants, earnout shares, and contingent consideration | 72,574 | (106,656) | (211,850) | (53,973) |
| Total other income (loss), net | 86,318 | (96,872) | (208,944) | (11,151) |
| Loss before income taxes | (120,458) | (246,747) | (928,535) | (607,905) |
| Income tax expense (benefit) | 1,078 | (470) | 1,307 | 129 |
| Net loss | $ (121,536) | $ (246,277) | $ (929,842) | $ (608,034) |
| Net loss per share, basic and diluted | $ (0.14) | $ (0.34) | $ (1.13) | $ (0.87) |
| Weighted-average common shares outstanding, basic and diluted | 894,647,213 | 732,783,965 | 826,240,955 | 699,794,747 |


N542JX

Q4 2025 Shareholder Letter February 25, 2026 Joby Aviation 12

Consolidated Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Consolidated Balance Sheets JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) December 31, 2025 December 31, 2024 Assets Current assets: Cash and cash equivalents $ 240,810 $ 199,627 Short-term investments 1,167,106 733,224 Total cash, cash equivalents and short-term investments 1,407,916 932,851 Restricted cash 220 — Other receivables 7,139 16,044 Prepaid expenses and other current assets 30,479 20,710 Total current assets 1,445,754 969,605 Property and equipment, net 146,571 120,954 Operating lease right-of-use assets 31,837 28,689 Restricted cash 693 762 Intangible assets 18,859 8,127 Goodwill 89,422 14,322 Other non-current assets 61,933 61,006 Total assets $ 1,795,069 $ 1,203,465 Liabilities and stockholders’ equity Current liabilities: Accounts payable $ 3,604 $ 4,261 Operating lease liabilities, current portion 8,404 5,031 Accrued expense and other current liabilities 48,018 38,842 Total current liabilities 60,026 48,134 Operating lease liabilities, net of current portion 26,167 26,178 Warrant liability 104,878 95,410 Earnout shares liability 156,692 117,416 Other non-current liabilities 37,593 3,964 Total liabilities 385,356 291,102 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 91 78 Additional paid-in capital 4,193,684 2,768,605 Accumulated deficit (2,785,579) (1,855,737) Accumulated other comprehensive income (loss) 1,517 (583) Total stockholders’ equity 1,409,713 912,363 Total liabilities and stockholders’ equity $ 1,795,069 $ 1,203,465 Q4 2025 Shareholder Letter February 26, 2025 Joby Aviation FS-2 Joby AviationQ4 2025 Shareholder Letter February 25, 2026 13

Consolidated Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (in thousands) Consolidated Statement of Cash Flows JOBY AVIATION, INC. AND SUBSIDIARIES Unaudited (In thousands) Year ended December 31, 2025 2024 Cash flows from operating activities Net loss $ (929,842) $ (608,034) Reconciliation of net loss to net cash used in operating activities: Depreciation and amortization expense 40,158 35,572 Stock-based compensation expense 127,887 104,446 Loss from change in the fair value of warrants, earnout shares, and contingent consideration 211,850 53,973 Loss on common stock issuance in private placement 40,258 — Net accretion and amortization of investments in marketable debt securities (7,832) (15,821) Changes in operating assets and liabilities Other receivables and prepaid expenses and other current assets 9,043 (11,803) Other non-current assets 1,442 (545) Accounts payable and accrued expenses and other current liabilities (6,902) 6,116 Non-current liabilities 4,045 (171) Net cash used in operating activities (509,893) (436,267) Cash flows from investing activities Purchases of marketable securities (1,170,369) (603,777) Proceeds from sales and maturities of marketable securities 745,418 715,157 Purchases of property and equipment (53,918) (40,617) Acquisitions, net of cash 3,453 — Net cash provided by (used in) investing activities (475,416) 70,763 Cash flows from financing activities Underwritten public offering gross proceeds 591,016 232,300 Underwritten public offering commission and offering expenses (15,081) (10,446) At-the-market public offering gross proceeds 158,868 133,019 At-the-market public offering commission and offering expenses (5,301) (4,183) Proceeds from issuance of common stock in private placement, net 249,905 — Proceeds from the issuance of common stock under the Employee Stock Purchase Plan 12,073 11,200 Proceeds from the exercise of stock options and warrants issuance 36,791 1,659 Repayments of obligations under finance lease and tenant improvement loan (1,628) (2,435) Net cash provided by financing activities 1,026,643 361,114 Net change in cash, cash equivalents and restricted cash 41,334 (4,390) Cash, cash equivalents and restricted cash, at the beginning of the period 200,389 204,779 Cash, cash equivalents and restricted cash, at the end of the period $ 241,723 $ 200,389 Reconciliation of cash, cash equivalents and restricted cash to balance sheets Cash and cash equivalents $ 240,810 $ 199,627 Restricted cash 913 762 Cash, cash equivalents and restricted cash $ 241,723 $ 200,389 Non-cash investing and financing activities Cashless exercise of private warrants $ 85,159 $ — Acquisitions in exchange for stock issuance $ 74,496 $ — Unpaid property and equipment purchases $ 2,720 $ 6,536 Property and equipment purchased through finance leases $ 4,424 $ 2,537 Right of use assets acquired through operating leases $ 4,215 $ 5,115 Net non-cash assets acquired $ — $ 9,472 Q4 2025 Shareholder Letter February 26, 2025 Joby Aviation FS-3 Joby AviationQ4 2025 Shareholder Letter February 25, 2026 14

# Non-GAAP Financial Measures

**JOBY AVIATION, INC. AND SUBSIDIARIES**
Unaudited (in thousands)

**ADJUSTED EBITDA** is a non-GAAP measure of operating performance that is included to communicate the financial performance of activities associated with core operations that support the development, manufacturing and commercialization of the Joby aircraft. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, loss on common stock issuance in private placement, impact from revaluation of non-operating derivative liabilities, acquisition transaction costs, and other income or costs which are not directly related to ongoing core operations. We believe Adjusted EBITDA, when read in conjunction with our GAAP financials, provides investors and management with a useful measure for the evaluation of our operating results and a basis for comparing our core, ongoing operations from period to period. Because Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, it should not be considered more meaningful than or as a substitute for net income (loss) as an indicator of our operating performance. Adjusted EBITDA may not be directly comparable to similarly titled measures provided by other companies due to potential differences in methods of calculation. From time to time, we may modify the nature of the adjustments we make to arrive at Adjusted EBITDA.

A reconciliation of Adjusted EBITDA to net income is as follows:

| | Three months ended December 31, | | Year ended December 31, | |
|---|---|---|---|---|
| | 2025 | 2024 | 2025 | 2024 |
| Net loss | $ (121,536) | $ (246,277) | $ (929,842) | $ (608,034) |
| Income tax expense (benefit) | 1,078 | (470) | 1,307 | 129 |
| Loss before income taxes | (120,458) | (246,747) | (928,535) | (607,905) |
| Interest and other income, net | (13,744) | (9,784) | (43,164) | (42,822) |
| Loss on common stock issuance in private placement | — | — | 40,258 | — |
| Loss (Gain) from change in the fair value of warrants, earnout shares, and contingent consideration | (72,574) | 106,656 | 211,850 | 53,973 |
| Loss from operations | (206,776) | (149,875) | (719,591) | (596,754) |
| Stock-based compensation expense | 41,440 | 21,666 | 127,887 | 104,446 |
| Depreciation and amortization expense | 11,063 | 9,477 | 40,158 | 35,572 |
| Acquisition transaction costs | 169 | — | 5,991 | — |
| Adjusted EBITDA | $ (154,104) | $ (118,732) | $ (545,555) | $ (456,736) |

Q4 2025 Shareholder Letter February 25, 2026 Joby Aviation 15

Upcoming Events Webcast Details THE FOURTH QUARTER 2025 FINANCIAL RESULTS WEBCAST is scheduled to take place at 5:00pm ET (2:00pm PT) on February 25, 2026. The webcast will be publicly available in the Financial Results section of the company’s investor website: ir.jobyaviation.com. RAYMOND JAMES 47TH ANNUAL INSTITUTIONAL INVESTORS CONFERENCE MORGAN STANLEY TECHNOLOGY, MEDIA & TELECOM CONFERENCE CANTOR FITZGERALD GLOBAL TECHNOLOGY & INDUSTRIAL GROWTH CONFERENCE J.P. MORGAN INDUSTRIALS CONFERENCE Joby AviationQ4 2025 Shareholder Letter February 25, 2026 16

THIS SHAREHOLDER LETTER contains “forward- looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, including our plans to acquire an additional manufacturing facility near Dayton, OH and to begin operations at the facility this year; plans to double production to four aircraft per month in 2027; our regulatory outlook, progress and timing, including our expectation to begin “for credit” flight testing with FAA pilots and to carry our first passengers in 2026; planned operations with the Department of Defense; our business plan, objectives, goals, market opportunity and expected demand for our aircraft and services; plans for, and potential benefits of, our strategic partnerships, including the integration of our Blade service into the Uber app, our strategic manufacturing alliance with Toyota, and plans for operational demonstrations this year in connection with our partnership with L3Harris; expected opportunities under the eIPP for pre-type certification operations; plans and timing related to the certification and operation of our aircraft in the United Arab Emirates, including expected vertiport locations; plans for pre- commercial operations in Saudi Arabia; the potential for sales of up to $250 million in aircraft and services in Kazakhstan and up to $1 billion of aircraft and services in other locations; plans for vertiport development in the U.S.; expected benefits of potential upgrades to the air traffic control system in the U.S.; plans to participate in, and goals of, the Tokyo Metropolitan Government’s project to make commercial electric air taxi service a reality by 2030; potential applications for use of our hybrid turbine powertrain and expected timing and potential benefits of autonomous capabilities; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations, including the sufficiency of our existing capital to deliver on plans for scaling production, expected benefits of our vertically-integrated business model and our use of cash and revenue guidance for 2026. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets; the ability to secure additional contracts with U.S. government agencies cannot be guaranteed; uncertainties around Department of Defense spending and the extent to which we may benefit from such programs; the need to negotiate additional definitive agreements to achieve the full expected value of our partnerships, international operations and potential sales of our aircraft and services; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; uncertainty around timing of proposed enhancements to the air traffic control system; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2025, August 7, 2025 and November 6, 2025, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. Forward-Looking Statements CONTACT DETAILS Investors: investors@jobyaviation.com Media: press@jobyaviation.com Joby AviationQ4 2025 Shareholder Letter February 25, 2026 17